Exhibit 99

JRSIS Health Care Corporation Completes Convertible Financing

Press Release | 06/14/2019

HARBIN CITY, P.R. CHINA, June 14, 2019 — JRSIS Health Care Corporation (OTCQX: JRSS), a Florida corporation that owns and operates a network of three hospitals in Harbin City, China, today announced completion of a financing with Labrys Fund LP (“Labrys’).

For a purchase price of $253,800, JRSS issued to Labrys a $282,000 convertible note bearing interest at 10% per annum, a five-year warrant to purchase 28,200 shares of common stock, and 40,000 common shares. The note, which matures on November 30, 2019, is convertible by Labrys into common stock at a price per share equal to the lesser of 60% multiplied by the lowest trading price during the twenty days preceding conversion. JRSS has the right to prepay the principal and accrued interest within 180 days without penalty or additional charges, in which event the 40,000 shares will be returned by Labrys. The warrant is exercisable at an initial price of $10 per share; however, the exercise price will be reduced to match any subsequent issuance of securities by JRSS, and the number of shares issuable upon exercise of the warrant will be proportionately increased.

Details of the financing are included in an 8-K filed on June 14, 2019 by the JRSIS Health Care Corporation with the Securities and Exchange Commission, which can be found on the EDGAR website at www.sec.gov.

About JRSIS Health Care Corporation

JRSIS Health Care Corporation is a corporation organized in the United States under laws of the State of Florida, which owns one main hospital and two branches located in Harbin City in the People’s Republic of China. The Company provides well rounded medical services to all of its patients. From less complicated services such as dentistry to highly sophisticated surgery, the Hospitals’ staff are prepared to provide immediate medical treatment throughout the 24 hours of the day. The modern facilities and cutting-edge equipment, as well as highly skilled and experienced personnel, enable the Hospitals to attend to patient medical and healthcare needs. The Hospitals offer comprehensive healthcare services including: medical consulting, surgery, obstetrics and gynecology, pediatrics, anesthesia, clinical laboratory, medical imaging, and traditional Chinese medicine.

For further information, please visit www.jhcc.cn

About Labrys Fund, LP

Labrys Fund, LP is a leading private investment group providing financing solutions for high potential small cap enterprises. For more information, visit: https://equiluxgroup.com

Forward-Looking Statements

Certain statements in this news release contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. The economic, competitive, governmental, technological and other risk factors identified in the Company’s filings with the Securities and Exchange Commission, specifically Item 1A, “Risk Factors,” in the Form 10-K for the year ended December 31,2018, may cause actual results or events to differ materially from those described in the forward looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Contact:

2860264901@qq.com

RELATED LINKS

JRSIS Health Care Corporation

http://www.jhcc.cn